MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

MET-PRO CORPORATION

Moderator: Kevin Bittle
August 21, 2007
10:00 am CT

Operator:	Good morning. My name is (Brandy), and I will be your conference operator today. At this time I would like to welcome everyone to the Second Quarter Fiscal Year 2008 Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you. Mr. Bittle, you may begin your conference.

Kevin Bittle:	Good morning and welcome to Met-Pro Corporation’s Earnings Conference Call for the Second Quarter ended July 31, 2007. My name is Kevin Bittle and I’m with the company’s Creative Services Department.

With me on our call this morning is Ray De Hont, our Chairman and Chief Executive Officer and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

A few comments before we begin, during today’s call we will be referring to our earnings release for the second quarter ended July 31, 2007. The earnings release is available on the Investor Relations page of our corporate Web site, www.met-pro.com.

I’d also like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our annual report for the fiscal year ended January 31, 2007, that was filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted or estimated in any of our forward-looking statements.

And with that, I will now turn the call over to Ray.

Ray De Hont:	Thank you Kevin. Good morning everyone. And welcome again from Harleysville, Pennsylvania.

Earlier this morning, we released our financial results for the second quarter ended July 31, 2007. In a moment, Gary Morgan will provide more specific comments on the quarter’s financial results. But prior to that, I’d like to offer these general comments on our performance.

We are very pleased with the company’s overall performance during the second quarter. Second quarter sales were the highest for any quarter in the company’s history. The strategic measures we have implemented over the past year to improve operational performance continued to help increase gross margins and improve profitability.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

As a result, net income for the second quarter was the highest of any quarter in the company’s history, excluding the first quarter of this fiscal year, which included a net gain of approximately $2.2 million on the sale of property previously associated with the company’s Sethco business unit in Hauppauge, New York.

In addition, earnings per share increased significantly when compared with the second quarter of last year. Quotation activity remained strong and the company’s backlog of orders, substantially all of which is expected to ship during the current fiscal year, increased 11% when compared with the same period last year.

I would now like to ask Gary Morgan to review our second quarter financial performance after which I will provide some concluding remarks before we take your questions.

Gary?

Gary Morgan:
Thank you Ray. Earlier today, the company reported record high results for the second quarter. Net sales for the second quarter ended July 31, 2007, were the highest sales of any quarter in the company’s history, totaling $27.6 million compared with $23.8 million for the same quarter last year; an increase of 16%.

This increase in consolidated net sales was due to a 20% increase in sales in the fluid handling technology segment, a 17% increase in the filtration and purifications technology segment and a 14% increase in the product recovery and pollution control technology segment.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

The gross margins for the second quarter ended July 31, 2007, was 32.7% compared with 28.3% for the same period in the prior year.

This increase in gross margin was due to higher gross margins earned in both the product recovery and pollution control technologies and fluid handling technologies reporting segments resulting from continuation of strategic measures previously implemented, including selected sales price increases and improved purchasing practices.

Excluding the first quarter gain on the sale of the New York property, income from operations for the second quarter ended July 31, 2007, was the highest in the company’s history, totaling $3.6 million compared with $2.5 million for the same quarter last year; an increase of 45%.

Income from operations doubled in the product recovery and pollution control technology segments and grew 51% in the fluid handling technology segment. While the income from operations in the filtration and purification technology segment decreased by 43%.

The decrease in income from operations solely within the filtration and purification technology segment was primarily related to increases in expenses relating to the expansion of the sales organization which took place in the third quarter of last fiscal year.

Excluding the first quarter gain on the sale of the New York property, we reported the highest second quarter net income of any quarter in the company’s history totaling $2.5 million compared with $1.8 million for the same quarter last year; an increase of 40%.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Our diluted earnings per share for the second quarter ended July 31, 2007, were 22 cents per share compared with 16 cents per share for the same quarter last year; an increase of 38%.

The company ended the second quarter with a strong backlog of $26.5 million, compared with $24 million for the same period last year; an increase of 11%.

Our balance sheet remained strong. At the end of the second quarter, our cash on hand totaled a record high; $24.4 million or $2.13 per share and our current ratio was 3.7.

Our debt total is $6.5 million which gives us a total debt to equity ratio of $8.3%.

This concludes my comments. Thank you. I will now turn the call back to Ray. Ray?

Ray De Hont:
Thank you Gary. Let me focus again on the things that essentially tell the story for the second quarter. Sales for the second quarter were the highest for any quarter in the company’s history, and together with improved gross margins, resulted in the highest net income for any quarter in the company’s history, as well as a significant increase in second quarter earnings per share when compared with the same period last year.

The strategic measures we have implemented over the past year to improve operational performance continued to help increase gross margins and improve profitability.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Our balance sheet remained strong and we continue to invest in our company to maximize our future sales and earnings growth.

Quotation activity remained high and we ended the second quarter with a strong backlog.

In closing, we are very pleased with the results for the second quarter. We believe the strategic measures we have taken to improve our sales and marketing organization and increase our profitability have not only positively impacted our second quarter results, but should also positively impact our future results.

These strategic measures, together with our strong backlog and high quotation activity, allow us to remain optimistic regarding our prospects for the third quarter and the full fiscal year. We are executing the strategic plan we have laid out and remain committed to creating long-term sustainable value and growth for our shareholders.

I’d like to thank all of you for your participation in today’s call. I’ll now turn the call back to Kevin Bittle. Kevin?

Kevin Bittle:	Thank you Ray. At this time we would welcome any questions you may have. I would like to ask our operator, (Brandy), to provide instructions for this portion of the call. Thank you.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Your first question comes from Ryan Connors with Boenning and Scattergood.

Ryan Connors:	Good morning, guys. Congrats to you and your staff on a great quarter.

Ray De Hont:	Good morning Ryan. Thank you.

Gary Morgan:	Thank you Ryan.

Ryan Connors:
Just a few quick questions. Number one, Ray, I wondered if you could drill down on kind of the relative strength among your various end markets; where you’re seeing strength and which areas, if any, are somewhat weaker, especially how that breaks down between the different reporting segments.

Ray De Hont:
One of the areas that we have seen strength, of course, is in the ethanol market. Our systems group has done quite well in the market and there’s a number of opportunities out there, not only for future orders, but also we had some significant sales in that area during the second quarter.

Our Duall Division also has seen some good things on the municipal side of the business; again, some good shipments in that area and some good opportunities, some of which have come up even since our last conference call.

The last conference call I actually was asked a question whether or not we had any $7 million type potential jobs out there or $3 million types. And at that time we did not. At this time we do.

We’ve quoted a job that’s worth approximately $7 million. It has been quoted through our System Group and we’re optimistic about it. We’ve also quoted some other jobs in the $3 million and $2 million range. So the quotation activity remains strong in the municipal and in the area as far as ethanol.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

The fluid handling is still going strong as far as the normal day-to-day bookings. The one area that’s been a little week has been the large projects as far as last year we had a Dubai project that we booked approximately around the July timeframe and we have not had that large of a project at this point in the year. We are working on a number of projects, but we have not booked one or sold one. So that’s one area that the projects, we need to close some of the bigger projects.

When you go through other areas of the company and the filtration of purification, one area that’s been flat or a little bit down has been our Keystone Filter product line. But we’re looking at doing some things in that area. We’ve added some key equipment that will allow us to expand our product mix and improve our gross margins in that area, also.

So those are some of the areas that are strong and some of the weaker areas.

Ryan Connors:	That’s great stuff. Thanks Ray.

Ray De Hont:	You’re welcome.

Ryan Connors:
And it seems like obviously the big orders are fantastic for business, but it seems like they do make the sequential backlog comps a little bit misleading. I wondered, especially right now with this $7 million ethanol order that you were talking about, I was wondering if you - is there any way you can break out exactly when that order began shipping and how much of it has come off the backlog each quarter so that we can kind of get an idea what’s going on organically in the backlog or should we just pretty much disregard sequential comps in the backlog until that order has finally rolled off?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Gary Morgan:
Ryan, this is Gary. Relating to the $7 million order, $2.9 million of that order shipped in the second quarter. The balance of the order, which is a little over $4.3 million, will ship in the third quarter.

Ryan Connors:	Okay, great. Thanks Gary.

Gary Morgan:	If you can see part of it, that’s the drop in the backlog.

Ryan Connors:
Right, exactly. And the last question I had was more of a strategic question. One of the things we’ve been hearing out there from other companies is that private equity is starting to peel back its involvement in the M&A market and that that’s opening up opportunities for the strategic buyers to get deals done at a more reasonable type multiples.

And it strikes me that that would be particularly true for a company like Met-Pro that does have a cash balance and therefore this credit crunch that we’re hearing so much about really shouldn’t impact your buying power.

So I wondered if you could just talk about whether you’re seeing any of that in terms of private equity being less involved in the markets you’re looking at and how all that impacts your outlook for taking advantage of your strong balance sheet.

Ray De Hont:
We are seeing that Ryan. We’re seeing where basically they’re at the point where they want to, say, flip the businesses that they had bought four or five years ago. And we’re working with an M&A firm to pursue these opportunities.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

But we are seeing more opportunities, we’re setting up more meetings with these people and I think also you’re correct that the multiples would probably lower than they had been.

Ryan Connors:	Great. Well, I appreciate all the color. Thank guys.

Ray De Hong:	You’re welcome.

Gary Morgan:	Thanks Ryan.

Operator:	Your next question comes from Rich Wesolowski with Sidoti & Company.

Rich Wesolowski:	Thanks a lot. Good morning.

Ray De Hont:	Hi Rich. How are you doing?

Gary Morgan:	Good morning Rich.

Rich Wesolowski:	Not too bad. How are you guys doing?

Ray De Hont:	Good.

Rich Wesolowski:
We heard Flow Serve recently talk in their second quarter about shrunk pricing in the pump market. I know you guys don’t operate exactly the widespread geographies in markets they do, but judging by your pump margins, you saw that as well. Is the pricing leverage concentrated there, or is it more widespread throughout the business?

Ray De Hont:	I think the pricing as far - you’re talking about the high margins or -

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Rich Wesolowski:	Yes.

Ray De Hont:
If you look at our total business, the margins have increased in both the fluid handling side of our business, as well as the product recovery pollution control side where we had a little bit of a - even the gross margins have increased in the filtration of purification side - or actually they’ve been a little flat on that side, sorry.

But the fluid handling and the product recovery both have seen some significant increases in their gross margins and that’s primarily based, not just on the market condition themselves, but also some of the strategic measures that we took during the past year, especially in the product recovery pollution control side of our business.

So that business is now moving up - if you look at the product mix for the two quarters, this quarter - the second quarter of this year and the second quarter of last year, the product mix is basically the same. So it’s not one group or the other that’s really driven the increase in the income.

Rich Wesolowski:
Okay. That’s what I was trying to figure out. You know, the gross margin you saw in those two businesses, which of it is generated by the price increases, which of it is generated by the internal initiatives and -

Gary Morgan:
Rich, this is Gary. If you look at the segmentation reporting, you see income from operations in the fluid handling on a six-month period is at 20.4% and the last six-month period ending July 31, 2006, was at 14.4%. That’s a significant increase.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Of that increase, I would say that 3% to 5% on the sales side was related to price increases.

Rich Wesolowski:	Okay, great. How far are you along generally in aggregating your purchase orders and any other internal initiatives you have in gaining gross margin?

Ray De Hont:
We’re quite a ways with the purchasing side of it. The organization has been set up. We are centrally managing that organization. We now are buying a number of items across the globe rather than just domestically or regionally, so that’s pretty much in place.

We have our three segments set up and we’re doing some things. As I’ve mentioned before, we’ve evaluated certain aspects of our groups to make them more efficient and we’re implementing those changes as we go along.

And we just recently had all of our managers in. As a matter of fact, it was last week for two days to really go over where we’ve been looking through the rearview mirror and where we’re going looking through the windshield and it was a good meeting.

It was a good meeting for brainstorming and we’ll continue to go after the strategy that we’ve laid out in front of us.

Rich Wesolowski:	Okay, and I’m correct in assuming that ultimately you say a 34%-35% type of gross margin is where you aim to get?

Ray De Hont:	Yes. And that would be, as I’ve been saying, somewhere in the three to five year period.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Rich Wesolowski:
Yeah. You had some pretty bullish comments on the quoting activity relative to what we heard last call. Is it correct to assume you’ve seen virtually no evidence of a tightening corporate credit in your market?

Ray De Hont:
Our quoting activity has been very high and it continues to be very high. That was one of the topics that we discussed last week with our managers to make sure we were seeing the same thing that we had been seeing and they all came back very strongly that the quotation activity is high and very strong.

One area that we may be seeing something with the credit is where the closing of the jobs as far as it’s taking longer on some of the large projects to close them then it may have, let’s say, a year ago. Not that they’re canceling the job or anything like that, but it is taking longer on that end.

Rich Wesolowski:	Okay. And finally, my model spits out a free cash flow number for this year that rivals anything that I have you down for over the last 15 years. Is that in line with your expectation?

Gary Morgan:	Our cash flows from operating activities for the six-month period ended up being about $5.5 million, Rich, and we expect that trend to continue through the balance of the year.

Rich Wesolowski:	Great, thanks a lot.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from Richard Verdi with Sturdivant & Company.

Richard Verdi:	Hi guys. Nice quarter.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Ray De Hont:	Thanks Rich.

Richard Verdi:	Just a couple of quick questions. On the product recovery segment, could you give a little color on what products did well and what was weak there?

Ray De Hont:
Well on that side of the business I think they all did pretty well in comparison to the prior three months. The one area that - they’ve all done well in the sales side and the overall group in general did well.

If one division was off - when I say off to a slower start, where I think they’ll pick up momentum as they go, it would be the Duall Division.

Richard Verdi:	Okay.

Ray De Hont:	I see them picking up some steam as we go forward because they have a very hefty backlog.

Richard Verdi:
Okay. Next question is on the gross margin. I know you said the product mix and better purchasing practices improved that. How about on the international side? Could you say that maybe some of that was improved from going abroad and getting better prices abroad, what have you?

Ray De Hont:
I think a couple of things as far as selling overseas, I’ve said this before in our conference calls and during various meeting that we tend to get better margins on our products when we sell them internationally.

The other thing is by going internationally and procuring equipment or pieces that make up our equipment that also is improved our gross margin, so it has played a good part in our success as far as driving that margin up.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Richard Verdi:	Are you guys still shooting for a 50/50 split over the next three to five years?

Ray De Hont:
I think that’s going to happen, yes. I think there’s a lot of wealth of opportunities internationally and there continues to be opportunities domestically but the greater opportunities I think for the company are international.

Richard Verdi:
Okay. One last question on that filtration segment on the operating margin. I know it’s from expanding the sales force there and it’s been down a little bit here, do you think for modeling purposes running it around 6% is a decent number? Can you give a little detail on that?

Gary Morgan:	Rich, I would start modeling that up the higher numbers going into the third and fourth quarter and into the following year -

Richard Verdi:	Okay.

Gary Morgan:	- and raising that number up.

Richard Verdi:
Okay. The other part on that, too, for the sales force there, are they commissioned or they salary going away - and then it will go away to commission, and if so, how long is that period? Is that a two-year period? Is that a three-year period?

Ray De Hont:	Well a good portion of them are agents -

Richard Verdi:	Okay.

Ray De Hont:
- which work off of commission. And what has happened is that we had some account - there were some accounts that we decided we needed to have better service and account management on, and that’s why we brought these agents in. That was for those accounts, but also the areas these accounts were in, we felt we could drive the sales up by bringing these agents in.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

So when you look at the numbers this year versus last year, remember a lot of these changes took place in the third quarter. So they weren’t actually in the numbers for the first half of the year last year. They have been in the numbers for the first half this year.

Richard Verdi:	Okay, perfect. Hey, thanks guys and great quarter again.

Ray De Hont:	Thank you.

Operator:	Again, if you would like to ask a question, press star then the number 1 on your telephone keypad.

Your next question comes from Brian Cawolchick with Westpark Capital.

Brian Kowalchyk:	Hi guys. Thanks for my taking my questions and congratulations on the quarter.

Ray De Hont:	Thank you Brian.

Gary Morgan:	Thank you Brian.

Brian Kowalchyk:
Give me an idea, if you would please, of the split of the business between domestic and international as I look at your goal to get to 50% mix. Where are we now for the second quarter and where are we year-to-date so I can kind of get a feel for the opportunities that you’re seeing internationally?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Gary Morgan:	Brian, in the second quarter, 29% of our sales came from international, which is up from the prior second quarter of last year at 17%; so a significant increase over the prior second quarter.

For the year-to-date, we’re about 27% of our sales are international compared to last year of the same time it was 18%.

So we’re up about 9% over the same period last year of sales.

Brian Kowalchyk:	Okay and you’re looking to move that kind of split 50/50 to kind of summarize your targets over the next three to five years?

Gary Morgan:	Yes.

Ray De Hont:	Yes.

Brian Kowalchyk:
And the domestic side of the business, obviously that projects some pretty substantial growth internationally, what are you seeing domestically as it relates to a growth target over that same period in time? Is that a single digit grower, a flat - are you seeing it flat? Where are you seeing the domestic business over that same period?

Ray De Hont:	I think we’re still striving for a double-digit growth in the domestic business based on what we see and what we think that we can do with our products and our organization.

That varies, of course. The percentages vary depending on what you ship in a month or a quarterly basis. And in some months you’re going to have a much stronger international than domestic and in another month it could flip. But over a period of time, we think that, again, it will get back to - it will go to 50/50 as a split and we think the domestic business will have grown at a double-digit clip during that timeframe.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Brian Kowalchyk:
Very good. Obviously margins benefited as you said the mix was the same year-over-year, margin benefited from some of these strategic initiatives and some pricing power. Anything left kind of in the quiver, if you will, to continue on with your initiative to drive margin?

Ray De Hont:
I think so. I think that we’ve done a lot on the purchasing side, but there’s more to do. I think that there’s opportunities for us to procure products overseas. And we haven’t seen the full impact of that yet.

We’re buying things and - we’re buying chemicals and equipment and various pieces that make up our equipment in many different areas of the world right now. And some of that has not actually hit the results. I would say we’re probably in the third inning of the game right now. We got a lot more opportunity Brian.

Brian Kowalchyk:	Excellent. Good to hear that. And would you remind me about this split in the quarter in the percentage of revenue from kind of the aftermarket in consumables?

Ray De Hont:	Do we have that quarterly?

Gary Morgan:	The numbers - I would say the aftermarket sales for the first quarter Brian where somewhere in the area about 35%.

Brian Kowalchyk:	Thirty-five percent in Q1?

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Gary Morgan:	In Q2. And then the year-to-date, it was probably a little heavier now about 38% in total.

Brian Kowalchyk:
Got you. And last question and I’ll jump back. In looking through some of your filings, I noticed that a significant amount of the facilities are actually owned facilities, and kind of thinking back to what happened with the New York transaction where you unlocked a lot of value there due to the equity in that property. Are there other opportunities to maybe structure similar transactions?

Ray De Hont:
Well of course there’s opportunities, but we’re not looking to - at this point we’re not looking to sell off our properties unless we make a consolidation somewhere amongst divisions or whatever, just as we did with the Sethco facility.

What prompted that was we moved the Sethco operations from Hauppauge to a facility here in Telford, Pennsylvania, and as a result, we had the property that was dormant to sell.

But we’re consistently looking at our organization and tweaking it as to where we go in the future. So if the opportunity presents itself to consolidate two businesses and we feel that’s the right strategy to take, we will do it and then of course look to sell that property.

Brian Kowalchyk:
Sure. I guess that point I’m driving at Ray is that obviously by the sale of that property resulting in a significant gain, market was significantly above book, wondering if that same relationship holds in your opinion kind of throughout the rest of the owned real estate.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

Gary Morgan:
Throughout all the real estate that Met-Pro owns, most of it is under books - the book values is low compared to the market value, of course over the last year or so, the real estate value has gone down, but yes, the book value is extremely lower than the market value for all the real estate that Met-Pro owns.

Brian Kowalchyk:	Got you. All right, guys, thanks a lot.

Gary Morgan:	There’s opportunity there, but right now we’re using the real estate for our use.

Brian Kowalchyk:	Sure, understood. Thanks guys.

Ray De Hont:	Thank you.

Operator:	Again, if you would like to ask a question, press star then the number 1 on your telephone keypad.

Your next question comes from Rich Wesolowski with Sidoti & Company.

Rich Wesolowski:
Hi. Just to follow up on the earlier point, putting in the international sales and then back into domestic, I noticed the domestic sales were actually down 1% this quarter, if I’m not mistaken. I just was hoping to get you to reiterate the factors of the markets that give you confidence that you get back to a double digit domestic revenue growth rate over the next year or two.

Ray De Hont:
It’s primarily a timing issue right now as far as were able to ship quite a bit of our international business was the timing of the international sales and shipments for the second quarter and the timing of the domestic shipments. We’ve got some large domestic shipments that are going out over the next two quarters.

MET-PRO CORPORATION
        Moderator:  Kevin Bittle
08-21-07/10:00 am CT
Confirmation # 10970607

But the opportunity we see is the quotation activity is very, very strong. And we’re seeing large projects, as well as our typical day-to-day business, so that’s where we look at and say that we have the opportunity to grow these businesses so the product recovery overall by double digits.

Rich Wesolowski:	Excellent, thanks.

Ray De Hont:	You’re welcome.

Operator:	Again, if you would like to ask a question, press star then the number 1 on your telephone keypad.

Thank you. This concludes today’s conference call. You may now disconnect.

Kevin Bittle:	Thank you (Brandy). That concludes today’s conference call. We thank you all very much for your participation.

END